EXHIBIT 4.20

                            GRYPHON MASTER FUND L.P.

                          ----------------------------
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                                September 7, 2005

Omaha Holdings Corp.
450 Las Olas Boulevard, Suite 1100
Fort Lauderdale, Florida 33301

North Texas Steel Company, Inc.
412 West Bolt Street
Fort Worth, Texas 76110

American Technologies Group, Inc.
1110 S. Fifth Avenue
Monrovia, California  91016

      Re: Common Stock of American Technologies Group, Inc.

Ladies and Gentlemen:

      Reference is made to (a) the Security Agreement dated as of the date hereof (as the same may be amended, supplemented, restated or modified from time to time, the "Security Agreement") by and among Gryphon Master Fund L.P.
("Gryphon") and American Technologies Group, Inc. ("ATG") and its subsidiary Omaha Holdings Corp. ("Omaha") and Omaha's subsidiary North Texas Steel Company, Inc. ("NTSC", together with Omaha and ATG, each a "Company" and collectively, the "Companies"), and (b) the Ancillary Agreements (as defined in the Security Agreement) and all other documents, instruments and agreements executed in connection therewith (together with the Security Agreement and the Ancillary Agreement, collectively, the "Documents"). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement.

      By your signatures below, each Company agrees that, until such time as the shareholders of ATG approve an increase in the amount of authorized common stock of ATG to an aggregate amount of not less than 15,000,000,000 shares, which amount shall be sufficient to provide for the conversion of the Note and exercise of the Options and the Warrants, each reference in the Documents to the issuance of shares of common stock of ATG to Gryphon shall be deemed to refer to the issuance of shares of Series F Convertible Preferred Stock of ATG to Gryphon, in each case, in an amount equal to the number of shares of common stock of ATG referred to therein divided by 10,000, at a price multiplied by 10,000.

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      Except as expressly provided herein, nothing contained herein shall act as a waiver or excuse of performance of any obligations contained in the Documents. No waiver, modification or amendment of any provision of this agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

                                              Very truly yours,

                                              GRYPHON MASTER FUND L.P.


                                              By:______________________________
                                                 Name:
                                                 Title:

The foregoing is hereby accepted and agreed to as of the date set forth above:

NORTH TEXAS STEEL COMPANY, INC.


By:___________________________
    Name:
    Title:

OMAHA HOLDINGS CORP.


By:___________________________
    Name:
    Title:

AMERICAN TECHNOLOGIES GROUP, INC.


By:___________________________
    Name:
    Title:


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